RESEARCH AND DEVELOPMENT AGREEMENT

This Research And Development Agreement ("Agreement") is entered into effective as of January 1, 2003, by and between Clean Energy USA, Inc., a Delaware corporation ("Clean Energy"); and McSheahan Enterprises Ltd., a British Columbia corporation ("McSheahan"), with reference to the following facts:

RECITALS:

WHEREAS, Clean Energy and/or its parent corporation, Clean Energy Combustion Systems, Inc., a Delaware corporation ("CECSI") is the owner or licensee of a suite of proprietary mid- and high-frequency oscillating valveless combustion technologies including, without limitation, its pulse blade combustion and vortex technologies (collectively referred to in this agreement as the "High-Frequency Combustion Technologies"), which Clean Energy believes to be more energy-efficient, and to emit significantly lower levels of pollutants, than conventional steady-state combustion;

WHEREAS, Clean Energy desires McSheahan to perform on an exclusive basis, and McSheahan desires to provide on an exclusive basis, continued research on the High-Frequency Combustion Technologies and product development services with respect to selected commercial applications of the High-Frequency Combustion Technologies, on a cost-plus basis;

WHEREAS, in performing research and development services for Clean Energy, McSheahan will become privy to certain confidential and proprietary information concerning the High-Frequency Combustion Technologies, as well as other matters pertaining to the business of Clean Energy; and

WHEREAS, McSheahan desires to set forth in this Agreement certain covenants for the benefit of the Clean Energy and its affiliates including, without limitation, covenants by McSheahan and its affiliates that they will not divulge Confidential Information (as that term is defined below) of Clean Energy and its affiliates and/or retain or transfer Proprietary Work Product (as that term is defined below) of the Clean Energy and its affiliates.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties to this Agreement (collectively "parties" and individually a "party") agree as follows:

AGREEMENT:

  DEFINITIONS

  Unless defined in other sections of this Agreement, capitalized terms shall have the definitions set forth below in this section 1:

  "Affiliate" means any person controlling, controlled by, or under common control with a party.

  "Authorized Person" means: (1) the principal investigators of McSheahan in connection with its evaluation of the commercial application of the High-Frequency Combustion Technologies, including the conduct of tests or studies; (2) the principal negotiators of McSheahan in connection with negotiations leading to any business transaction relating to the use of the High-Frequency Combustion Technologies by McSheahan, including any investment in Clean Energy, and (3) the attorneys, advisors, accountants and other professional agents of McSheahan utilized in connection with the foregoing.

  "Confidential Information" means any information, matter or thing of a secret, confidential or private nature, whether or not so denominated, and whether disclosed orally or in written or electronic medium or by access leading to observation or otherwise, which: (1) relates to the High-Frequency Combustion Technologies in general or the Proprietary Work Product or High-Frequency Combustion Research And Product Engineering Projects in particular, including information connected with the business or methods of operation of Clean Energy or its affiliates, including CECSI. "Confidential Information" shall be broadly defined and includes, by way of example and not limitation, technical, scientific, financial, business, personal and other information, including: (i) general business information relating to management, finances and accounting, products, research, development, manufacturing, marketing, sales, distribution, and business plans and strategies; and (ii) scientific and technical information including computer programs and systems, methods, techniques, formats, operations, know-how, experience, skill, trade secrets, formulations, processes, methods, practices, ideas, devices, discoveries, inventions, scientific and test data and results, compilations of information or data, copyrights, publications, reports, plans, designs, patterns, schematics, specifications and drawings. For purposes of the preceding sentence, the term "trade secrets" shall mean the broadest and most inclusive interpretation of "trade secrets" as defined by applicable law.

  "Controlled Persons" means: (1) the officers, directors, employees, shareholders, partners, joint ventures, affiliates, subsidiaries, divisions, successors, assigns, heirs, consultants, attorneys, accountants, lenders, insurers and other agents and representatives of McSheahan; and (2) any other person to whom McSheahan discloses any Confidential Information.

  "High-Frequency Combustion Research And Product Engineering Projects" is defined in section 2.

  "Proprietary Work Product" means any written or tangible property relating to the High-Frequency Combustion Research And Product Engineering Projects used, developed or acquired by McSheahan under this Agreement, whether or not such property also qualifies as Confidential Information. Proprietary Work Product shall be broadly defined and shall include, by way of example and not limitation, all test-bench, prototype and production burner units and parts and components thereof relating to the High-Frequency Combustion Research And Product Engineering Projects worked on or developed by McSheahan Enterprises under this Agreement, all engineering and other designs, drawings, schematics, and patterns relating to High-Frequency Combustion Research And Product Engineering Projects, all information, data and results of experiments, investigations, tests and trials relating to High-Frequency Combustion Research And Product Engineering Projects, and all compilations, reports, records, memoranda, notes, notebooks, files, lists, literature, correspondence, spread sheets, computer programs and software, computer print outs, other written and graphic records, and the like, whether originals, copies, duplicates or summaries thereof, affecting or relating to the High-Frequency Combustion Research And Product Engineering Projects.

  EXCLUSIVE PROVISION OF RESEARCH AND DEVELOPMENT SERVICES

  During the term of this Agreement Clean Energy shall tender to McSheahan on an exclusive basis, and McSheahan shall perform for Clean Energy on an exclusive basis, all research projects relating to the High-Frequency Combustion Technologies, and all product development services with respect to selected commercial applications of the High-Frequency Combustion Technologies (collectively, the "High-Frequency Combustion Research And Product Engineering Projects") as may be required by Clean Energy or its affiliates, including CECSI. All research and development services performed by McSheahan under this Agreement shall be rendered on a cost-plus basis as more particularly described below in section 4. Unless otherwise consented to by Clean Energy, McSheahan shall prepare project budgets and project timetables for each research project, and Clean Energy shall approve the foregoing. Notwithstanding the foregoing, research and development activities conducted by Clean Energy's joint venture partners or licensees shall not be subject to the foregoing exclusivity requirement.

  NON-DELEGATION

  The duties and obligations of McSheahan under this Agreement are personal to it, and cannot be assigned or delegated to any other party without the prior written consent of Clean Energy. Notwithstanding the foregoing, McSheahan may assign its rights and delegate its obligations under this Agreement to a company either wholly-controlled by McSheahan or by Barry A. Sheahan.

  BILLINGS AND PAYMENTS

  McSheahan shall invoice Clean Energy from time-to-time for services provided calculated on a calendar month basis as follows:

  (1) "Base Research and Development Expenditures", defined as McSheahan's actual direct costs to perform research and development activities for Clean Energy under this Agreement, principally wages (other than any amounts payable to Barry A. Sheahan), casual labor or contract fees, materials and supplies, fabrication and other approved outside services, including research and development consultants;

  (2) "Research and Development Overhead", defined as the agreed portion of McSheahan's indirect costs, including prorata share of premises, office, administrative and support expenditures, to be charged to Clean Energy, which the parties agree shall be an amount equal 20% of Base Research and Development Expenditures for the period; and

  (3) "Contract Mark-up", defined as the consideration for McSheahan to provide the research and development services, which shall be an amount equal to as 10% of the sum of Base Research and Development Expenditures.

  All invoices shall be paid by Clean Energy within thirty days of presentation.

  USE OF OFFICE SPACE

  During the term of this Agreement, Clean Energy shall be permitted to share the office portion of McSheahan's premises and all furniture and equipment located therein. McSheahan shall invoice Clean Energy for its pro-rata share of common expenses for these premises, including rent, utilities and maintenance, with such charges being added to the Research and Development Overhead charged to Clean Energy pursuant to section 4.

  GRANTS AND TAX CREDITS

  McSheahan shall have the right and the obligation to apply for and make use of any grants or tax credits available to support any research and development activities under this Agreement, including British Columbia research tax credits. Notwithstanding the preceding sentence but subject to the following sentence, McSheahan agrees that it shall apply the proceeds of any grants or tax credits received in connection with High-Frequency Combustion Research And Product Engineering Projects to pay down the net balance of any loans or advances made by Clean Energy or its affiliates to McSheahan including, without limitation, the loan originally owed to Clean Energy by Clean Energy Technologies (Canada), Inc. which loan McSheahan assumed on even date herewith. Notwithstanding the preceding sentence, should there be amounts payable by Clean Energy to McSheahan at the time of receipt of the grant or tax credit, or prospective amounts payable in connection with pending High-Frequency Combustion Research And Product Engineering Projects, then the grant or tax credit shall be first applied against payment of that amount, as an intervening credit against, the loans or advances due Clean Energy.

  By way of illustration, assume that McSheahan receives $250 in grant or tax credit proceeds, and at that time McSheahan owes Clean Energy $500 in loans and advances, Clean Energy owes McSheahan $100 in unpaid invoices, and $50 will become due from Clean Energy to McSheahan with respect to pending High-Frequency Combustion Research And Product Engineering Projects. In such event, (i) the first $100 of the grant or tax credit proceeds shall be deemed to have been paid to Clean Energy as a credit against payment of the outstanding balance of the loans and advances and then, in turn, forwarded by Clean Energy to McSheahan as a cash payment against the $100 in unpaid invoices, (ii) the next $50 of the grant or tax credit proceeds shall also be deemed to have been paid to Clean Energy as a credit against payment of the outstanding balance of the loans and advances and then, in turn, forwarded by Clean Energy to McSheahan as a cash payment (advance) against the prospective cost of completing the pending High-Frequency Combustion Research And Product Engineering Projects; and (iii) the $100 balance of the grants or tax credits shall then be paid in cash to Clean Energy as a payment against the outstanding balance of loans and advances.

  TERM

  This Agreement shall have a term of three years, and thereafter will renew automatically for one or more additional one year terms unless either party gives at least six (6) months prior written notice during a pending term or renewal period of their intent not to renew this Agreement. Notwithstanding the immediately preceding sentence, upon McSheahan's payment in full of all loans and advances due to Clean Energy, either party shall have the right to terminate this Agreement upon four (4) months prior written notice during a pending term or renewal period. Also notwithstanding the foregoing, either party shall have the right to terminate this Agreement for cause, including failure of any party to perform its obligations hereunder.

  USE OF CONFIDENTIAL INFORMATION AND PROPRIETARY WORK PRODUCT

  McSheahan covenants that it shall use the Confidential Information and the Proprietary Work Product solely for the purposes described in section 2 for the benefit of Clean Energy and its affiliates. Nothing contained in this Agreement shall be construed as an express or implied license or permission for McSheahan to use the Confidential Information or Proprietary Work Product for any purpose other than that stated in this section, or as a grant or transfer by Clean Energy to McSheahan of any proprietary right or interest in the Confidential Information or Proprietary Work Product. McSheahan covenants that it will not contact any joint venture partners, consultants, advisors, vendors, suppliers and customers of Clean Energy or its affiliates without the prior written notification to and approval by Clean Energy.

  OWNERSHIP OF PROPRIETARY WORK PRODUCT

  McSheahan agrees that the Proprietary Work Product shall be the proprietary to Clean Energy, and that Clean Energy shall have full right, title and interest with respect to all of that property.

  NON-DISCLOSURE

  McSheahan acknowledges that the Confidential Information is not generally known to the public or to other persons who are able to obtain economic value from its use, transmission or other disclosure, and the Confidential Information derives independent economic value thereby. Except as authorized by this Agreement, McSheahan agrees for itself and, to the full extent that execution of this Agreement renders it legally possible, each and every of its Controlled Persons, that they: (1) shall take all efforts reasonably necessary to maintain the secrecy and confidentiality of the Confidential Information and to otherwise comply with the terms of this Agreement; (2) shall not disclose the Confidential Information to any person or entity other than an Authorized Person without Clean Energy's prior written consent; (3) shall restrict access to the Confidential Information on a "need-to-know" basis to those of its Authorized Persons who clearly need such access in order to perform McSheahan's obligations under this Agreement, and shall instruct each of those Authorized Persons of their obligations under this Agreement; and (4) shall not, without the prior written consent of Clean Energy, use for its own benefit (except for the sole purpose of performing McSheahan's obligations under this Agreement), publish, duplicate, replicate or otherwise disclose to or discuss with others, or permit the use by others for their benefit or to the detriment of the providing party, any of the Confidential Information. McSheahan covenants that each of its Authorized Persons will execute for the benefit of Clean Energy a confidentiality agreement containing effectively the same provisions and protections contained in this Agreement.

  EXCEPTIONS

  The obligation of confidentiality set forth above in section 10 shall not apply to the extent that McSheahan:

    is required to disclose information under applicable law, regulation or order of a governmental agency; provided, however, that McSheahan has (i) first given prompt written notice to Clean Energy of its obligation to make such disclosure and the particulars of the disclosure, (ii) afforded Clean Energy a reasonable and effective opportunity to appear and make such application to the applicable governmental agency as it may deem necessary and appropriate to prevent or limit that disclosure, and (iii) cooperated diligently with Clean Energy and in good faith if Clean Energy elects to contest the disclosure sought;

    is required to disclose information by a court of competent jurisdiction by way of subpoena or other process or order; provided, however, that McSheahan has: (i) first given prompt written notice to Clean Energy of the proceeding in which such disclosure is sought and the particulars of the disclosure, (ii) afforded Clean Energy a reasonable and effective opportunity to appear and make such application to the court as it may deem necessary and appropriate to prevent or limit that disclosure, such as an order quashing such disclosure or a protective order, and (iii) cooperated diligently with Clean Energy and in good faith if E& elects to contest the disclosure sought;

    can demonstrate by clear and convincing evidence that the disclosed information was at the time of disclosure already in the public domain or has since come into the public domain other than as a result of actions or failure to act by McSheahan or any of its Controlled Persons;

    can demonstrate by clear and convincing evidence that the disclosed information was rightfully known to McSheahan or was otherwise in its possession (as shown by its written records) prior to the date of disclosure under this Agreement;

    can demonstrate by clear and convincing evidence that McSheahan independently developed the disclosed information (as shown by its written records) without access to Clean Energy or reliance upon the Confidential Information or Proprietary Work Product; or

    can demonstrate by clear and convincing evidence that McSheahan received the disclosed information on an unrestricted basis from a source other than Clean Energy which source is not under a duty of confidentiality to Clean Energy.

  For purposes of this Agreement, specific disclosures made to McSheahan (such as, by was of illustration and not limitation, "600 to 800 cycles per second" or "$50,000"), shall not be deemed to be within the exceptions listed above merely because such specific disclosure is embraced by a general disclosure (such as, by was of illustration and not limitation, "400 to 800 cycles per second" or "$40,000 to $80,000") that is in the public domain or in the possession of McSheahan. In addition, any combination of features disclosed by Clean Energy shall not be deemed to be within the exceptions listed above merely because individual features are separately in the public domain or in the possession of McSheahan, but shall be within the exceptions only if the combination itself and its principle of operation are in the public domain or in the possession of McSheahan as provided in the exceptions listed above.

  RETURN

  McSheahan covenants for itself and, to the full extent that execution of this Agreement renders it legally possible, each and every of its Controlled Persons, that they shall return to Clean Energy promptly upon its request, without cost, charge or reimbursement: (1) any and all Confidential Information (including Proprietary Work Product) used, acquired or developed by McSheahan and its Controlled Persons, including copies and duplicates thereof, and (2) any and all notes, summaries, compilations, analyses, results and derivations made from or with respect to Confidential Information (including Proprietary Work Product), whether in hard or electronic form. Notwithstanding the foregoing, McSheahan may rely upon the reasonable advice of their legal counsel as to what notes and summaries Confidential Information (including Proprietary Work Product) for purposes of this section 12.

  INDEMNIFICATION

  McSheahan covenants to indemnify Clean Energy for any and all "losses" (as that term is defined below) directly or indirectly incurred by Clean Energy, whether foreseeable or unforeseeable, and whether meritorious or not meritorious, based upon or related to or arising from, whether directly or indirectly, the breach or threatened breach by McSheahan of any of its representations, warranties, obligations, covenants or agreements under this Agreement. The term "losses" means any losses, liabilities, damages, judgments, deficiencies, assessments, penalties, settlements, and legal and other costs and/or expenses of any kind or nature whatsoever including, without limitation, "fees and costs" associated with any "action or proceeding." The term "action or proceeding" shall have the same definition as set forth in section 14(d)(ii) below, and the term "fees and costs" shall refer to those items described in section 14(d)(iv) below.

  MISCELLANEOUS

    Preparation of Agreement; Costs and Expenses. Each party acknowledges that: (1) he, she or it had the advice of, or sufficient opportunity to obtain the advice of, legal counsel separate and independent of legal counsel for any other party hereto; (2) the terms of the transactions contemplated by this Agreement are fair and reasonable to such party; and (3) such party has voluntarily entered into the transactions contemplated by this Agreement without duress or coercion. Each party further acknowledges that such party was not represented by the legal counsel of any other party hereto in connection with the transactions contemplated by this Agreement, nor was he, she or it under any belief or understanding that such legal counsel was representing his, her or its interests. Except as expressly set forth in this Agreement, each party shall pay all legal and other costs and expenses incurred or to be incurred by such party in negotiating and preparing this Agreement; in performing due diligence or retaining professional advisors; in performing any transactions contemplated by this Agreement; or in complying with such party's covenants, agreements and conditions contained herein. Each party agrees that no conflict, omission or ambiguity in this Agreement, or the interpretation thereof, shall be presumed, implied or otherwise construed against any other party to this Agreement on the basis that such party was responsible for drafting this Agreement.

    Cooperation. Each party agrees, without further consideration, to cooperate and diligently perform any further acts, deeds and things, and to execute and deliver any documents that may be reasonably necessary or otherwise reasonably required to consummate, evidence, confirm and/or carry out the intent and provisions of this Agreement, all without undue delay or expense.

    Interpretation.

      Survival. All representations and warranties made by any party in connection with any transaction contemplated by this Agreement shall, irrespective of any investigation made by or on behalf of any other party hereto, survive the execution and delivery of this Agreement, and the performance or consummation of any transaction described in this Agreement.

      Entire Agreement/No Collateral Representations. Each party expressly acknowledges and agrees that this Agreement, and the agreements and documents referenced herein: (1) are the final, complete and exclusive statement of the agreement of the parties with respect to the subject matter hereof; (2) supersede any prior or contemporaneous agreements, memorandums, proposals, commitments, guaranties, assurances, communications, discussions, promises, representations, understandings, conduct, acts, courses of dealing, warranties, interpretations or terms of any kind, whether oral or written (collectively and severally, the "prior agreements"), and that any such prior agreements are of no force or effect except as expressly set forth herein; and (3) may not be varied, supplemented or contradicted by evidence of prior agreements, or by evidence of subsequent oral agreements. No prior drafts of this Agreement, and no words or phrases from any prior drafts, shall be admissible into evidence in any action or suit involving this Agreement.

      Amendment; Waiver; Forbearance. Except as expressly provided herein, neither this Agreement nor any of the terms, provisions, obligations or rights may be amended, modified, supplemented, augmented, rescinded, discharged or terminated (other than by performance), except by a written instrument or instruments signed by all of the parties to this Agreement. No waiver of any breach of any term, provision or agreement, or of the performance of any act or obligation under this Agreement, or of any extension of time for performance of any such act or obligation, or of any right granted under this Agreement, shall be effective and binding unless such waiver shall be in a written instrument or instruments signed by each party claimed to have given or consented to such waiver. Except to the extent that the party or parties claimed to have given or consented to a waiver may have otherwise agreed in writing, no such waiver shall be deemed a waiver or relinquishment of any other term, provision, agreement, act, obligation or right granted under this Agreement, or of any preceding or subsequent breach thereof. No forbearance by a party in seeking a remedy for any noncompliance or breach by another party hereto shall be deemed to be a waiver by such forbearing party of its rights and remedies with respect to such noncompliance or breach, unless such waiver shall be in a written instrument or instruments signed by the forbearing party.

      Remedies Cumulative. The remedies of each party under this Agreement are cumulative and shall not exclude any other remedies to which such party may be lawfully entitled.

      Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be determined to be invalid, illegal or unenforceable under present or future laws, then, and in that event: (1) the performance of the offending term or provision (but only to the extent its application is invalid, illegal or unenforceable) shall be excused as if it had never been incorporated into this Agreement, and, in lieu of such excused provision, there shall be added a provision as similar in terms and amount to such excused provision as may be possible and be legal, valid and enforceable; and (2) the remaining part of this Agreement (including the application of the offending term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable) shall not be affected thereby, and shall continue in full force and effect to the fullest legal extent.

      No Reliance Upon Prior Representation. Each party acknowledges that: (1) no other party has made any oral representation or promise which would induce them prior to executing this Agreement to change their position to their detriment, to partially perform, or to part with value in reliance upon such representation or promise; and (2) such party has not so changed its position, performed or parted with value prior to the time of the execution of this Agreement, or such party has taken such action at its own risk.

      Headings; References; Incorporation; Gender; Statutory References. The headings used in this Agreement are for convenience and reference purposes only, and shall not be used in construing or interpreting the scope or intent of this Agreement or any provision hereof. References to this Agreement shall include all amendments or renewals thereof. All cross-references in this Agreement, unless specifically directed to another agreement or document, shall be construed only to refer to provisions within this Agreement, and shall not be construed to be referenced to the overall transaction or to any other agreement or document. Any Exhibit referenced in this Agreement shall be construed to be incorporated in this Agreement by such reference. As used in this Agreement, each gender shall be deemed to include the other gender, including neutral genders appropriate for entities, if applicable, and the singular shall be deemed to include the plural, and vice versa, as the context requires. Any reference to statutes or laws will include all amendments, modifications, or replacements of the specific sections and provisions concerned.

      Time is of the Essence. It is expressly understood and agreed that time of performance is strictly of the essence with respect to each and every term, condition, obligation and provision hereof and that the failure to timely perform any of the terms, conditions, obligations or provisions hereof by any party shall constitute a material breach and a noncurable (but waivable) default under this Agreement by the party so failing to perform.

    Enforcement.

      Applicable Law. This Agreement and the rights and remedies of each party arising out of or relating to this Agreement (including, without limitation, equitable remedies) shall (with the exception of any applicable securities laws) be solely governed by, interpreted under, and construed and enforced in accordance with the laws (without regard to the conflicts of law principles) of the Province of British Columbia, Canada, as if this Agreement were made, and as if its obligations are to be performed, wholly within the Province of British Columbia.

      Consent to Jurisdiction; Service of Process. Any "action or proceeding" (as such term is defined below) arising out of or relating to this Agreement shall be filed in and heard and litigated solely before the British Columbia Supreme Court, with venue at the Vancouver Registry of the British Columbia Supreme Court; provided, however, the foregoing shall not: (1) limit the rights of any party to enforce any judgment issued by the British Columbia Supreme Court in any other jurisdiction; or (2) limit the rights of any party who has otherwise accepted jurisdiction in the Province of British Columbia as provided above to enforce this Agreement in any other jurisdiction against any other party who has failed or refused to answer or to appear in any action or proceeding brought before the British Columbia Supreme Court (notwithstanding the terms of this section). Each party generally and unconditionally accepts the exclusive jurisdiction of such courts and venue therein; consents to the service of process in any such action or proceeding by certified or registered mailing of the summons and complaint in accordance with the notice provisions of this Agreement; and waives any defense or right to object to venue in said courts based upon the doctrine of "forum non conveniens." The term "action or proceeding" is defined as any and all claims, suits, actions, hearings, arbitrations or other similar proceedings, including appeals and petitions therefrom, whether formal or informal, governmental or non-governmental, or civil or criminal.

      Consent to Specific Performance and Injunctive Relief and Waiver of Bond or Security. McSheahan acknowledges that Clean Energy may, as a result of the breach by McSheahan of its covenants and obligations under this Agreement, sustain immediate and long-term substantial and irreparable injury and damage which cannot be reasonably or adequately compensated by damages at law. Consequently, McSheahan agrees that in the event of the breach or threatened breach of its covenants and obligations hereunder, Clean Energy shall be entitled to obtain from a court of competent equitable relief including, without limitation, enforcement of all of the provisions of this Agreement by specific performance and/or temporary, preliminary and/or permanent injunctions enforcing any of the rights of Clean Energy, requiring performance by McSheahan, or enjoining any breach by McSheahan, all without proof of any actual damages that have been or may be caused Clean Energy by such breach or threatened breach and without the posting of bond or other security in connection therewith. McSheahan waives the claim or defense therein that the party bringing the action or proceeding has an adequate remedy at law and such party shall not allege or otherwise assert the legal position that any such remedy at law exists. McSheahan acknowledges that: (1) the terms of this subsection (iii) are fair, reasonable and necessary to protect the legitimate interests of Clean Energy; (2) this waiver is a material inducement to Clean Energy to enter into the transaction contemplated hereby; (3) Clean Energy has already relied upon this waiver in entering into this Agreement; and (4) Clean Energy will continue to rely on this waiver in their future dealings with McSheahan. McSheahan warrants and represents that it has reviewed this provision with its legal counsel, and that it has knowingly and voluntarily waived its rights following consultation with legal counsel.

      Recovery of Fees and Costs. If any party institutes or should the parties otherwise become a party to any action or proceeding based upon or arising out of this Agreement including, without limitation, to enforce or interpret this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement or any provision hereof, or for a declaration of rights in connection herewith, or for any other relief, including equitable relief, in connection herewith, the "prevailing party" (as such term is defined below) in any such action or proceeding, whether or not such action or proceeding proceeds to final judgment or determination, shall be entitled to receive from the non-prevailing party as a cost of suit, and not as damages, all fees, costs and expenses of enforcing any right of the prevailing party (collectively, "fees and costs"), including without limitation, (1) reasonable attorneys' fees and costs and expenses, (2) witness fees (including experts engaged by the parties, but excluding shareholders, officers, employees or partners of the parties), (3) accountants' fees, (4) fees of other professionals, and (5) any and all other similar fees incurred in the prosecution or defense of the action or proceeding; including, without limitation, fees incurred in the following: (A) postjudgment motions; (B) contempt proceedings; (C) garnishment, levy, and debtor and third party examinations; (D) discovery; and (E) bankruptcy litigation. All of the aforesaid fees and costs shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment. Any judgment or order entered in such action shall contain a specific provision providing for the recovery of the aforesaid fees, costs and expenses incurred in enforcing such judgment and an award of prejudgment interest from the date of the breach at the maximum rate of interest allowed by law. The term "prevailing party" is defined as the party who is determined to prevail by the court after its consideration of all damages and equities in the action or proceeding, whether or not the action or proceeding proceeds to final judgment (the court shall retain the discretion to determine that no party is the prevailing party in which case no party shall be entitled to recover its costs and expenses under this subsection (iv).

    Successors and Assigns. Each and every representation, warranty, covenant, condition and provision of this Agreement as it relates to each party hereto shall be binding upon and shall inure to the benefit of such party and his, her or its respective successors and permitted assigns, spouses, heirs, executors, administrators and personal and legal representatives, including without limitation any successor (whether direct or indirect, or by merger, consolidation, conversion, purchase of assets, purchase of securities or otherwise).

    Counterparts; Electronically Transmitted Documents. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument, binding on all parties hereto. Any signature page of this Agreement may be detached from any counterpart of this Agreement and reattached to any other counterpart of this Agreement identical in form hereto by having attached to it one or more additional signature pages. If a copy or counterpart of this Agreement is originally executed and such copy or counterpart is thereafter transmitted electronically by facsimile or similar device, such facsimile document shall for all purposes be treated as if manually signed by the party whose facsimile signature appears.

    Notices. Unless otherwise specifically provided in this Agreement, all notices, demands, requests, consents, approvals or other communications (collectively and severally called "notices") required or permitted to be given hereunder, or which are given with respect to this Agreement, shall be in writing, and shall be given by: (1) personal delivery (which form of notice shall be deemed to have been given upon delivery), (2) by telegraph or by private airborne/overnight delivery service (which forms of notice shall be deemed to have been given upon confirmed delivery by the delivery agency), (3) by electronic or facsimile or telephonic transmission, provided the receiving party has a compatible device or confirms receipt thereof (which forms of notice shall be deemed delivered upon confirmed transmission or confirmation of receipt), or (4) by mailing in the official government mails of their applicable local jurisdiction by registered or certified mail or the equivalent, return receipt requested and postage prepaid (which forms of notice shall be deemed to have been given upon the of receipt). Notices shall be addressed at the addresses first set forth above, or to such other address as the party shall have specified in a writing delivered to the other parties in accordance with this paragraph. Any notice given to the estate of a party shall be sufficient if addressed to the party as provided in this subsection (g).

WHEREFORE, the parties hereto have for purposes of this Agreement executed this Agreement in the City Burnaby, Province of British Columbia, Canada, effective as of the date first set forth above.

CLEAN ENERGY:

Clean Energy USA, Inc.

By: /s/ R. Dirk Stinson

  R. Dirk Stinson, President and Chief Executive Officer

  McSHEAHAN:

  McSheahan Enterprises Ltd..

  By:  /s/ Barry A. Sheahan

  Barry A. Sheahan, President